UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2014

EveryWare Global, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-35437	45-3414553
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

519 North Pierce Avenue, Lancaster, Ohio 43130
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (740) 681-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 28, 2014, Steven Lefkowitz, Senior Vice President North America-Foodservice, resigned his position with EveryWare Global, Inc. (the “Company”). Mr. Lefkowitz ceased being an executive officer and a member of the senior executive leadership team of the former EveryWare Global, Inc. in early 2013. On April 10, 2014, the Company entered into a confidential separation agreement and general release (the “Lefkowitz Agreement”) with Mr. Lefkowitz in connection with his departure from the Company. The Lefkowitz Agreement provides, among other things, that the Company will pay him 12 months of severance through payroll continuation, in the gross amount of $260,000, less all applicable withholdings and taxes, and he will be entitled to receive payment for any accrued but unused vacation and any earned but unpaid bonus amounts to which he was entitled under applicable plans as of the date of his termination.
In the Lefkowitz Agreement, Mr. Lefkowitz agreed to certain non-disparagement covenants and agreed to provide reasonable cooperation to the Company in connection with any litigation, arbitration or administrative proceeding involving the Company. Mr. Lefkowitz also agreed to certain confidentiality, non-solicitation and non-compete covenants, and released and discharged all known and unknown claims against the Company and its representatives that he had or presently may have, including claims relating to his employment. This release of claims does not apply to any claims arising after the date Mr. Lefkowitz signed the Lefkowitz Agreement, and does not prevent him from instituting action to enforce the Lefkowitz Agreement.
A copy of the Lefkowitz Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	The Confidential Separation Agreement and General Release dated April 10, 2014, between the Company and Steven Lefkowitz

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EVERYWARE GLOBAL, INC.

Date:	April 21, 2014	By:	/s/ Bernard Peters
		Name:	Bernard Peters
		Title:	Executive Vice President and Chief Financial Officer